EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is entered into as of October 6, 2012, between MGT Capital Investments, Inc., a Delaware corporation, with headquarters located at 500 Mamaroneck Avenue, Suite 204, Harrison, NY 10528 (the “Company”) and the investor listed on the signature page hereto (the “Holder”).

RECITALS

A. The Holder is the owner of $1,750,000 aggregate principal amount of the Company’s senior secured convertible notes (the “Notes”) issued pursuant to that certain Securities Purchase Agreement, dated as of May 24, 2012, by and among the Company and the investors listed on the signature pages thereto (the “Securities Purchase Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Securities Purchase Agreement.

B. The Company desires to exchange the following consideration (the “Exchange Consideration”) for the Notes: (i) 50,000 shares (as adjusted for stock splits, stock dividends or similar events after the date hereof) of the Company's common stock ("Common Stock"), par value $0.001 per share (the “Exchange Shares”) and (ii) a cash payment of $1,750,000 (the “Cash Payment”).

AGREEMENT

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder hereby agree as follows:

1. Exchange. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 5 and 6 of this Agreement, on the Closing Date, the Holder’s Notes shall be deemed cancelled and the Company shall deliver to the Holder (i) the Exchange Shares and (ii) the Cash Payment and the Legal Fee Payment (as defined below) by wire transfer of immediately available funds to the Holder’s account(s) as set forth in Exhibit A hereto.

2. Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur at 10:00 a.m. (New York City time) on the date hereof, or such other dates and times as the parties agree upon in writing (the “Closing Date”).

3. Representations and Warranties of the Company. The Company represents and warrants to the Holder as follows:

a. Authorization; Enforceability. (i) The Company has the requisite power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, (ii) the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company, and (iii) this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

b. No Conflicts; Consents. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated will not (i) result in a violation of the Company’s certificate of incorporation of the Company or its by-laws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party except the Notes, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules of the Principal Market, applicable to the Company or by which any property or asset of the Company is bound or affected. The Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by hereby, other than the filing by the Company of a listing application for the Exchange Shares with the Principal Market, which shall be done pursuant to the rules of the Principal Market.

c. Compliance with Securities Laws. The transactions provided for in this Agreement do not contravene any applicable securities laws and the rules and regulations promulgated thereunder, and the transactions contemplated hereby are in compliance with Section 3(a)(9) of the Securities Act of 1933, as amended (the “1933 Act”).

d. Holding Period. For the purposes of Rule 144, the Company acknowledges that it agrees with the Holder that the holding period of the Notes may be tacked on to the holding period of the Exchange Shares, and the Company agrees not to take any position contrary to this Section 3(d).

e. Exchange Shares. The Exchange Shares have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof.

f. Disclosure. The Company confirms that neither it nor any other Person acting on its behalf has provided the Holder or its agents or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information that will not be disclosed in, or prior to, the 8-K Filing (as defined below). The Company understands and confirms that the Holder will rely on the foregoing representations in effecting transactions in securities of the Company. No event or circumstance has occurred or information exists with respect to the Company or any of its subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, but for the passage of time, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed. No Material Adverse Effect currently exists or is reasonably expected to occur.

4. Representations and Warranties of the Holder. The Holder represents and warrants to the Company as follows:

a. Title to Notes. The Holder has good, legal and marketable title to the Notes, free and clear of any and all liens or adverse claims. As of the Closing Date, the Holder shall not have assigned, conveyed or transferred any interest whatsoever (contingent or otherwise) in the Notes to any third party and the Notes shall be delivered to the Company free and clear of any and all liens or adverse claims.

b. Authorization; Enforceability. (i) The Holder has the requisite power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, (ii) the execution and delivery of this Agreement by the Holder and the consummation by the Holder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Holder, and (iii) this Agreement constitutes a legal, valid and binding obligation of the Holder, enforceable against it in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

c. No Conflicts. The execution, delivery and performance by the Holder of this Agreement and the consummation by the Holder of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of the Holder or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Holder is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Holder, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Holder to perform its obligations hereunder.

5. Conditions to the Company’s Obligations. The obligation of the Company to make the Cash Payment and to issue the Exchange Shares to the Holder at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions thereto, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Holder with prior written notice thereof:

a. Delivery of the Notes. The Holder shall have delivered the Holder's Notes to the Company or to an attorney at Sichenzia, Ross, Friedman Ference LLP for the benefit of the Company.

b. Representations and Warranties. The representations and warranties of the Holder shall be true and correct in all material respects as of the date when made and as of the Closing Date, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects as of such date.

c. Mutual Release. The Company shall have received the letter attached hereto as Exhibit B, executed by __________.

d. No Prohibition. No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

6. Conditions to the Holder’s Obligations. The obligation of the Holder to deliver the Notes at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Holder’s sole benefit and may be waived by Holder at any time in its sole discretion by providing the Company with prior written notice thereof:

a. Exchange Shares. The Company shall have duly authorized the issuance of the Exchange Shares and, contemporaneously with, but immediately following the Closing, file an additional listing application with the NYSE MKT covering the Exchange Shares.

b. Payments. The Company shall have delivered the Cash Payment and the Legal Fee Payment (as defined below) by wire transfer of immediately available funds to the Holder’s account(s) as set forth in Exhibit A hereto.

c. Representations and Warranties. The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing Date, except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date.

d. Mutual Release. The Company shall have executed and delivered to _____________ the letter attached hereto as Exhibit B (the "Release Letter"), and a copy of such executed Release Letter shall have been delivered to the Holder.

e. No Prohibition. No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

f. Other Agreements. The Company and each of the other holders of Notes (the "Other Holders") (i) shall have executed agreements (the "Other Agreements") identical to this Agreement, except that Section 10(f) shall not be included in the Other Agreements, (ii) shall have satisfied or waived all conditions to the closings contemplated by such agreements and (iii) the Other Holders shall have surrendered their Notes to the Company or to Sichenzia, Ross, Friedman Ference LLP.

7. Covenants.

a. Disclosure of Transactions and Other Material Information. On or before 8:30 a.m., New York City time, on the first Business Day following the date of this Agreement, the Company shall issue a press release and file a Current Report on Form 8-K describing the terms of the transactions contemplated hereby in the form required by the 1934 Act (including all attachments, the "8-K Filing"). Upon the filing of the 8-K Filing with the SEC, the Holder shall not be in possession of any material, nonpublic information received from the Company, any of its subsidiaries or any of its respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide the Holder with any material, nonpublic information regarding the Company or any of its subsidiaries from and after the filing of the 8-K Filing with the SEC without the express written consent of the Holder. If the Holder has, or believes it has, received any such material, nonpublic information regarding the Company or any of its Subsidiaries from the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates or agents, it may provide the Company with written notice thereof. The Company shall, within two (2) Trading Days (as defined in the Notes) of receipt of such notice, make public disclosure of such material, nonpublic information. In the event of a breach of the foregoing covenant by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Documents, the Holder shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, nonpublic information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees or agents. The Holder shall not have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, stockholders or agents for any such disclosure. To the extent that the Company delivers any material, non-public information to the Holder without the Holder's consent, the Company hereby covenants and agrees that the Holder shall not have any duty of confidentiality with respect to, or a duty not to trade on the basis of, such material, non-public information. Subject to the foregoing, neither the Company, its Subsidiaries nor the Holder shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Holder, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided that in the case of clause (i) the Holder shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of the Holder, neither the Company nor any of its Subsidiaries or affiliates shall disclose the name of the Holder in any filing, announcement, release or otherwise; provided, however, that with respect to any disclosure in the 8-K Filing, the consent of the Holder shall not be unreasonably withheld.

b. Mutual Release of Claims. Effective as of the Closing, for good and valuable consideration, the sufficiency of which is hereby acknowledged, provided that the transactions contemplated by this Agreement, including, without limitation, the payment by the Company of the Cash Consideration and the issuance of the Exchange Shares, are valid and not challenged or subject to cancellation or recapture, the Company, for itself and its officers, directors, parents, subsidiaries, affiliates, shareholders, employees, agents, managers, members, legal representatives, successors and assigns, release, acquit and forever discharge the Holder and its respective officers, directors, parents, subsidiaries, affiliates, shareholders, employees, agents, managers, partners, members, legal representatives, successors and assigns, from any and all claims, causes of action, liability, responsibility and demands, whether in law or in equity, contract or tort, statutory or common law, including claims of indemnification or contribution, fixed or contingent, known or unknown, asserted or unasserted, related to the Notes which they ever had, now have or hereafter can, shall or may have arising from any action or inaction from the beginning of the world to the date of this Agreement. Effective as of the Closing, for good and valuable consideration, the sufficiency of which is hereby acknowledged, provided that the transactions contemplated by this Agreement are valid and not challenged or subject to cancellation or recapture, the Holder, for itself and its officers, directors, parents, subsidiaries, affiliates, shareholders, employees, agents, managers, members, legal representatives, successors and assigns, release, acquit and forever discharge the Company and its respective officers, directors, parents, subsidiaries, affiliates, shareholders, employees, agents, managers, partners, members, legal representatives, successors and assigns, from any and all claims, causes of action and liability, whether in law or in equity, contract or tort, statutory or common law, including claims of indemnification or contribution, fixed or contingent, known or unknown, asserted or unasserted, related to the Notes which they ever had, now have or hereafter can, shall or may have arising from any action or inaction from the beginning of the world to the date of this Agreement Notwithstanding anything to the contrary contained herein, nothing herein shall release any person or entity from any existing obligations under any contract or other instrument (other than those set forth in the Notes).

c. Release of Liens. Following the Closing, the Holder shall file, or cause to be filed, UCC-3s or other applicable documents to release any and all liens that the Holder acquired pursuant to the Transaction Documents in connection with its ownership of the Notes and shall return all stock certificates of the Company’s subsidiaries that it acquired in connection with the Security Agreement, which is one of the Transaction Documents.

d. Delivery of Exchange Shares or Exchange Shares Cash Amount. No later than two Trading Days after the earlier of (i) the date the NYSE MKT approves the listing of the Exchange Shares and (ii) the date the Company is no longer listed on the NYSE MKT, the Company shall duly issue and deliver the Exchange Shares to the Holder. If the Company has not duly issued and delivered the Exchange Shares to the Holder on or prior to November 30, 2012 (the "Trigger Date"), whether because the NYSE MKT has not approved the listing of the Exchange Shares by such date and the Company is listed on the NYSE MKT on such date or for any other reason, in lieu of delivering the Exchange Shares to the Holder, the Company shall pay to the Holder an amount of cash equal to the Exchange Shares Cash Amount (as defined below) by wire transfer of immediately available funds to the Holder's account(s) set forth in Exhibit A hereto or such other account(s) as the Holder may designate to the Company in writing. As used herein, "Exchange Shares Cash Amount" means the dollar amount calculated by multiplying (x) 50,000 (which represents the number of Exchange Shares otherwise issuable hereunder (as such number may be adjusted for stock splits, stock dividends or similar events after the date hereof)) by (y) the arithmetic average of the Weighted Average Prices (as defined in the Notes as in effect on the date hereof) of the Company's Common Stock calculated during the ten (10) Trading Days immediately following the Trigger Date.

e. Release Letter. Contemporaneously with the execution of this Agreement, the Company shall execute the Release Letter and deliver such Release Letter executed by the Company to the Holder to be held in escrow. Such Release Letter, subject to the following proviso, shall be deemed to be released from escrow to ____________ and the Holder by the Company subject to, and upon, the Closing; provided, however, if the Holder has delivered the Notes to the Company for cancellation or is prepared to do so (but for the Company's failure to satisfy one or more closing conditions) and the Company shall fail to make the Cash Payment and/or the Legal Fee Payment to the Holder or shall fail to satisfy the condition set forth in Section 6(a) with respect to the Exchange Shares prior to 5:00 pm (New York City time) on October 10, 2012, then, notwithstanding whether the Closing occurs or not prior to such time , the Release Letter executed by the Company shall immediately become in full force and effect, shall be released from escrow by the Company and shall be deemed to have been delivered by the Company to ____________ and the Holder.

8. Transaction Documents.

a. Except as otherwise expressly provided herein, the Transaction Documents (other than the Notes) are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects. The Holder’s execution of this Agreement shall not constitute a novation, refinancing, discharge, extinguishment or refunding nor is it to be construed as a release, waiver or modification of any of the terms, conditions, representations, warranties, covenants, rights or remedies set forth in the Transaction Documents, except as expressly provided herein.

b. On and after the Closing Date (i) all references in the Transaction Documents to the “Transaction Documents”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Transaction Documents shall include this Agreement, (ii) all references in Sections 4, 5 and 9 of the Securities Purchase Agreement to the “Securities” shall include the Exchange Shares and (iii) all references in Sections 4, 5 and 9 of the Securities Purchase Agreement to the "Conversion Shares" shall include the "Exchange Shares".

9. Termination. In the event that the Closing does not occur on or before two (2) Business Days from the date hereof, due to the Company's or the Holder's failure to satisfy the conditions set forth in Sections 5 and 6 hereof (and the non-breaching party's failure to waive such unsatisfied conditions(s)), the non-breaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party. Upon such termination (other than the provisions contained in Section 7(e) with respect to the Release Letter and Section 10(f) with respect to the Legal Fee Payment, which shall survive), the terms hereof shall be null and void and the parties shall continue to comply with all terms and conditions of the Transaction Documents, as in effect prior to the execution of this Agreement.

10. Miscellaneous.

a. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

b. Counterparts, Signatures by Facsimile. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties. This Agreement, once executed by a party, may be delivered to the other parties hereto by electronic mail or facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

c. Construction ; Headings. This Agreement shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

d. Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to the matters covered herein. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the parties.

e. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or by electronic mail; or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers and e-mail addresses for such communications shall be:

If to the Company:

MGT Capital Investments, Inc.

500 Mamaroneck Avenue, Suite 204

Harrison, NY 10528

Telephone: (914) 630-7430

Facsimile: (914) 630-7532
Attention: Robert Ladd, President and CEO
E-mail: rladd@mgtci.com

With a copy (for informational purposes only) to:

Sichenzia Ross Friedman Ference LLP

61 Broadway – 32nd Floor

New York, NY 10006
Telephone: (212) 930-9700
Facsimile: (212) 980-9725
Attention: Jay Kaplowitz, Esq.
E-mail: jkaplowitz@srff.com

If to the Holder:

With a copy (for informational purposes only) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Telephone: (212) 756-2000
Facsimile: (212) 593-5955
Attention: Eleazer N. Klein, Esq.
E-mail: eleazer.klein@srz.com

or to such other address, facsimile number and/or e-mail address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine or e-mail containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

f. Expenses. The Company shall reimburse __________________ or its designee(s) (in addition to any other expense amounts paid to any Buyer or its counsel prior to the date of this Agreement) for all reasonable costs and expenses incurred in connection with the transactions contemplated hereby (including all reasonable legal fees and disbursements in connection therewith, documentation and implementation of the transactions contemplated by hereby) in an amount not to exceed $15,000 (the "Legal Fee Payment"). Other than as set forth above, each party hereto shall be responsible for its own fees and expenses incurred in connection with the transactions contemplated by this Agreement.

g. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Holder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Holder have caused this Agreement to be duly executed as of the date first above written.

Company:	MGT CAPITAL INVESTMENTS, INC.
By: ____________________________________ Name: Title:
Holder:
By: ____________________________________ Name: Title: